EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

ARCADIA RESOURCES CEO ISSUES ANNUAL LETTER TO SHAREHOLDERS

SOUTHFIELD, MI: June XX, 2005: Arcadia Resources, Inc., (OTC BB: ACDI), a leading provider of home care and staffing services, mail-order pharmacy, respiratory and durable medical equipment (“DME”), issued today the following shareholder letter from Chairman and CEO John E. Elliott II:

Dear Fellow Shareholder:

     As CEO of your Company, I am pleased to provide you with this annual update. March 31, 2005 marked the first ten months of operation as an organization that has achieved tremendous growth. Throughout this ten-month period, we have closed on six strategic acquisitions and entered into three new sales ventures in growth markets. Arcadia Resources has expanded from a staffing-only company into a national provider of respiratory and durable medical equipment, travel nursing, and prescription mail-order pharmacy. On a consolidated basis, our newly-formed company “Arcadia Resources, Inc.” grew sales by 34% to $105.3 million for the year ended March 31, 2005 as compared to the same period last year. Our net assets increased substantially to $55.6 million, up 223% as of March 31, 2005, as compared to March 31, 2004. Our improving fundamentals are also evidenced by our share price, which over the past year more than tripled from $0.53 per share to a recent price of $1.95 per share.

     Although in a short time we have substantially grown our sales and created the platform for future growth, our gains were offset by a number of non-cash expense charges recorded in the fourth quarter totaling $4.9 million, primarily related to financings and acquisitions, in addition to $1.4 million other non-cash expenses totaling $6.3 million for the quarter. While non-cash expense charges of $7.7 million for the year significantly contributed to the resulting fiscal year end loss of $7.4 million, we produced a net positive cash position from all sources for the year of $1.4 million. Moving forward, we anticipate our expenses to decline, positioning us to become EBITDA positive in the near term. Further, the Company continues to invest resources in its M&A strategy and the development of complementary product offerings to be able to offer our patients a more comprehensive solution to their home health care needs.

     With an aggressive M&A strategy well underway, Arcadia is now positioned to meet the diverse needs of the in-home care patient. Operating under the unified brand name “Arcadia Resources,” we plan to continue to capitalize on customer demand for an array of integrated home care services through our recent and pending acquisitions, double-digit internal growth and new industry relationships. First, we are focused on additional acquisitions that migrate us to the higher margin respiratory and durable medical equipment (DME) and home care services, sectors that represent early growth stage opportunities. Second, to support our positive internal growth trend, up 13.2% for the year-ended March 31, 2005, we have appointed a new director of business development to spearhead our internal sales strategies. Third, we have entered into a licensing agreement to provide Sears, Roebuck and Co., a wholly owned subsidiary of Sears Holdings Corporation, with an Arcadia staffed retail kiosk of in-home products services within select stores of this nationally-renowned retailer. These are just some of the catalysts driving the future growth of the company.

     As a fellow shareholder, I believe Arcadia Resources is positioned to meet increasing consumer demands for affordable and accessible healthcare products and services in the U.S. We have only just begun to experience the positive impact of last year’s multiple acquisitions. Upon full integration of our acquisitions, our well-defined business units will offer us significant cross-selling opportunities to serve new and existing customers throughout the U.S. In addition, we now have a centralized and experienced management team in place to promote our unified branding concept both internally and externally.

     This is an exciting time for us and I look to continue to updating you with those catalysts that can positively impact shareholder value in the near future. As always, I thank you for your interest and continued support in Arcadia. The Company’s annual report on Form 10-K for the year ended March 31, 2005 is available on the Company’s website (http://www.ArcadiaResourcesInc.com) and the SEC website (http://www.sec.gov).

     Sincerely

     JOHN E. ELLIOTT II

     Chairman and CEO

About Arcadia Resources, Inc.

Arcadia Resources, Inc., helps organizations operate more effectively and with greater flexibility, and enables individuals to manage illness and injury in the comfort of their own homes. Headquartered in Southfield, Michigan, the company’s core businesses are comprehensive home care services, medical and non-medical staffing, mail-order pharmacy and durable medical equipment. For more information about Arcadia, please visit the company’s Web site at http://www.ArcadiaResourcesInc.com. Investors should visit http://nfnonline.com/acdi/.

For more information, contact: Geoff Eiten, Investor Relations, National Financial Network, 781-444-6100x613; geiten@nfnonline.com.

This communication contains forward-looking statements, which are subject to risks and uncertainties. Any statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended, to the extent applicable to the Company, and otherwise within the meaning of court opinions construing such forward-looking statements. The Company claims the safe harbor protections furnished by the law for all of its forward looking statements. Forward—looking statements may be identified by the use of forward—looking terminology such as “may,” “can,” “will,” “project,” “expect,” “plan,” “predict,” “believe,” “estimate,” “aim,” “anticipate,” “intend,” “continue,” “potential,” “opportunity” or similar terms. The Company does not undertake, and expressly disclaims, any obligation to update or alter its forward-looking statements, except as may be required by law.

While we believe that any forward-looking statements in this letter are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, and actual results could be materially different. Factors that might cause such a difference are discussed in the annual and quarterly reports we file with the Securities and Exchange Commission. Such factors include, but are not necessarily limited to, downward margin trends on staffing revenues due to a shortage of related health care workers, increased workers’ compensation premiums, increasingly lower-priced offerings from competitors, the cost of investment in the development of product offerings, our ability to successfully reduce operating costs by effectively integrating these businesses, without adversely affecting the quality and volume of such services and/or products available for purchase, as well as our ability to procure our products and providers of services at competitive prices.

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